Exhibit 10.53

As of October 1, 2002

Mr. Steve Ammons
74 Rockinghorse Rd.
Rancho Palos Verdes, CA 90275

Dear Steve:

It is a pleasure to offer you the temporary position of Vice President Sales at Autobytel Inc. (the “Company”), subject to approval by the Board of Directors.  Please be reminded that our offer of employment is contingent upon completion of our background check and your reviewing and accepting the terms of our various pre-hire and new-hire documents, including the employee handbook, the Confidentiality Agreement, the Arbitration Agreement, and the Securities Trading Policy.  Following is a summary of our offer:

Position:	Vice President Sales
Semi-Monthly Rate:	$9375.00
Bonus Opportunity

$37,500 per calendar quarter beginning at the close of calendar Q4 and payable in January 2003, based on achievement of specified objectives for Q4. You would be eligible for Q1 or Q2 2003 bonus payable in the month following the close of the calendar quarter and based on results against objectives for such respective quarters.  Specific objectives and plan details to be outlined in a separate document and incorporated herein by reference.

Stock Options

25,000 options that will be subject to acceleration based upon achievement of objectives to be determined and documented in a separate memo.  Steve will also be given consideration, based upon performance for additional options in 2003.

Hire Date:	October 1, 2002
Term of employment:	October 1, 2002 to June 30, 2003
Severance:

If you are terminated without cause, cause is defined below, you will receive the lesser of six (6) months of base salary based on your current semi-monthly salary, or the balance of the term of your employment scheduled to end on June 30, 2003. Such severance paid in a lump sum provided you execute a Company approved Settlement and General Release Agreement.

As a condition of employment, you will be required to sign the standard Employee Confidentiality Agreement, Arbitration Agreement, and the Securities Trading Policy, which will apply during your employment with the Company and thereafter.  Two originals of each of these documents are enclosed for your review.  Upon acceptance of this offer of employment, please sign and/or date in the designated areas, and return two signed originals of each directly to me.  I  will then sign and return one complete package to you for your records.

autobytel.com inc.

Steve Ammons
Offer Letter

Enclosed you will also find information regarding our benefits package.  Please review the information, fill out as much as possible, and bring it with you on your first day of employment.  If you have any questions or concerns they will be addressed during your new hire orientation or you may contact Natalie Hensley at 949.862.1312. Your benefits will be effective November 1, 2002.  The Company will reimburse the cost for benefits for one month (October ) should you choose to purchase a private policy or C.O.B.R.A. benefits from your former employer.

The Immigration Reform and Control Act of 1986 requires all new associates to provide proof of citizenship and/or right to work documentation within three (3) days from the commencement of employment. A list of acceptable documents is enclosed. Please bring documents to verify employment eligibility on your first day of work.

For purposes of the severance described above, cause shall mean any one of the following:

(1) Gross misconduct; or

(2) The willful and continued failure by employee to substantially perform his duties (this cannot relate to employee’s work location) (other than such failure resulting from the employee’s disability), after a written demand for substantial performance of such duties is delivered to the employee that specifically identifies the manner in which employee’s manager believes that the employee has failed to substantially perform his duties, and the employee has failed to remedy the failure within 10 business days of receiving such notice; or

(3) The willful or continued action, or failure to act, by the employee that results, or is expected to result, in actual material financial injury to the Company. However, no act or failure to act on the employee’s part shall be considered “willful” if done, or omitted to be done, by the employee in good faith and with a reasonable belief that his  action or omission was in the best interest of the Company; or

(4) The employee’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude or causing material harm, financial or otherwise, to the Company; or

(5) Violation of Company policies of a serious nature, examples of which include but are not limited to: discrimination or harassment tied to race, color, gender, age, national origin, sexual orientation, disability, medical condition, marital status, veteran status, or religion; theft; falsification of Company records; being under the influence or in the possession of illegal drugs or controlled substances on Company property; possession of fire arms or other weapons or explosives on Company property; or similar serious violations of Company policies.

Steve Ammons

Steve Ammons
Offer Letter

The provisions of this letter are severable which means that if any part of the letter is legally unenforceable, the other provisions shall remain fully valid and enforceable.  This letter sets forth our complete understanding regarding the matters addressed herein and supersedes all previous agreements or understandings between you and the Company, whether written or oral.

Steve, while we sincerely hope your employment relationship with the Company will be mutually rewarding, we want to be clear that by our policy, your employment is “at will” and there is no express or implied contract of employment for a specified period of time. This means that you may resign at any time without notice and that Autobytel Inc., may terminate your employment or change the terms of your employment, including but not limited to your duties, position, or compensation, at any time without cause and without notice. Our at-will employment policy may not be changed except by an explicit written agreement signed by both you and the President and CEO of Autobytel Inc. This policy supersedes any prior written or oral communications to the contrary.

Please indicate acceptance of our offer by signing and returning the enclosed copy of this letter. By signing this offer letter you also will be acknowledging that you are not relying on any promises or representations other than those set forth above in deciding to accept this conditional offer of employment.  You may fax a signed copy, if you wish, to our confidential fax at 949.797.0443.  Feel free to call if you have questions.  We look forward to having you join the Autobytel team.

/s/ STEVE AMMONS

Steve Ammons

Best regards,
AUTOBYTEL INC.

/s/ MARK ERNST

Mark Ernst V.P., Human Resources

Steve Ammons

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